                            JPMORGAN CHASE BANK, N.A.
                                 270 Park Avenue
                            New York, New York 10017

                          J. P. MORGAN SECURITIES INC.
                                 270 Park Avenue
                            New York, New York 10017

                                                                  April 17, 2007

Debra Rubano, Esq.
Morgan Stanley
Legal and Compliance
1221 Ave of the Americas
Floor 05
New York, NY 10020

     Re:  Engagement Letter for Morgan Stanley Emerging Markets Domestic Debt
          Fund, Inc. up to $200,000,000 Credit Facility
          -------------------------------------------------------------------

Ladies and Gentlemen:

     This letter is to confirm the understanding among the undersigned registered investment company, Morgan Stanley Emerging Markets Domestic Debt
Fund, Inc. (the "Fund", or the "Borrower"), Morgan Stanley Investment Management
Inc. ("Morgan Stanley"), each of which is executing this letter agreement on behalf of itself, J.P. Morgan Securities Inc. ("JPMorgan") and JPMorgan Chase
Bank, N.A. ("JPMorgan Chase") regarding the Borrower's engagement of JPMorgan to serve as sole and exclusive lead arranger and sole bookrunner and JPMorgan Chase to serve as sole and exclusive administrative agent in connection with the establishment of a revolving credit facility of up to $200,000,000 (which may be increased up to $400,000,000 from time to time in increments of $10,000,000 subject to customary terms; the "Credit Facility") for the Borrower (for the avoidance of doubt, JPMorgan will not act as an "investment adviser" to the
Borrower as defined in the Investment Company Act of 1940).

     During the term of the Credit Facility and subject to the terms of the
Credit Facility, the Borrower will be permitted to borrow, repay and reborrow, provided that the aggregate principal amount of all loans outstanding under the
Credit Facility at any one time may not exceed $200,000,000. The proceeds of each drawing by a Borrower will be used for temporary or emergency purposes, and as well for leverage. The Credit Facility will be on substantially the terms set forth in the Summary of Indicative Terms and Conditions attached as

Schedule A hereto (the "Term Sheet"). Subject to the satisfaction of the preconditions to lending contained herein and in the definitive documentation of the Credit Facility, JPMorgan Chase is pleased to commit, as a Lender, up to
$50,000,000 to the Credit Facility.

     The Borrower's acceptance hereof will constitute its agreement to engage
JPMorgan to act as the sole and exclusive lead arranger and sole bookrunner and
JPMorgan Chase to act as sole and exclusive administrative agent for the Credit
Facility. Upon such acceptance, JPMorgan will use its best efforts to arrange the Credit Facility with banks which are mutually satisfactory to the Borrower and JPMorgan Chase (the banks providing the Credit Facility being called the
"Lenders"). Upon the successful arrangement and closing of the Credit Facility,
JPMorgan Chase will act as sole and exclusive administrative agent for such
Credit Facility, it being agreed that the appointment of any other agents for such Credit Facility will be subject to the reasonable approval of JPMorgan
Chase and the Borrower. Morgan Stanley agrees to use its reasonable best efforts to assist JPMorgan in arranging the Credit Facility. Morgan Stanley and the
Borrower each agree to coordinate any other syndicated financings by the
Borrower with the syndication effort and to refrain from any such financings during such syndication process unless otherwise agreed to by JPMorgan; provided that the initial public offering of the Borrower's securities shall not be subject to the provisions of this sentence. The parties agree that the syndication process shall terminate on the earlier of the expiration of this engagement letter or the closing of the Credit Facility. It is agreed that no proposed syndicate bank will receive compensation outside the terms contained herein and in the Term Sheet in order to obtain its agreement to participate in the Credit Facility.

     Upon execution of the definitive Credit Facility documentation, and as consideration for the services rendered by JPMorgan Chase and JPMorgan in connection with the Credit Facility, the Borrower agrees to pay to JPMorgan
Chase and JPMorgan the fees on the terms set forth in the fee letter (the "Fee
Letter") dated the date hereof and delivered herewith.

     The agreements hereunder of JPMorgan Chase and JPMorgan with respect to the
Borrower will be subject to the absence of any material disruption of or material adverse change in financial, banking or capital market conditions for syndicated loan transactions of this type from the date hereof to the date on which definitive credit documentation is executed (the "Closing Date").

     Each of Morgan Stanley and the Borrower represents and covenants that all information and data concerning the Borrower (the "Information"), which is provided to JPMorgan Chase or JPMorgan by the Borrower or by Morgan Stanley in
connection with the arrangement of the Credit Facility, will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. Each of Morgan
Stanley and the Borrower acknowledges that in arranging and syndicating the
Credit Facility, JPMorgan Chase and JPMorgan will be using and relying primarily on the Information without independent verification thereof.

     The Borrower acknowledges that each of JPMorgan Chase, JPMorgan and each
Lender and their respective affiliates (collectively, the "Bank Parties") may be providing

debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise.
The Bank Parties will not use confidential information obtained from the
Borrower by virtue of the transactions contemplated by the Credit Facility and any Bank Party's other relationships with the Borrower in connection with the performance by each of the Bank Parties of services for other companies, and each of the Bank Parties will not furnish any such information to any other companies. The Borrower also acknowledges that no Bank Party has any obligation to use in connection with the transactions contemplated by the Credit Facility, or to furnish to the Borrower, confidential information obtained from other companies.

     The Borrower agrees to indemnify and hold harmless JPMorgan Chase and
JPMorgan and each proposed syndicate bank which has delivered a binding written commitment to be a Lender to JPMorgan Chase, as administrative agent, in form and substance satisfactory to JPMorgan Chase, as administrative agent, and their officers, directors, employees, agents and affiliates (collectively, the
"Indemnified Parties") from and against any and all losses, claims, actions, damages, liabilities and expenses, joint or several, including, without limitation, reasonable legal fees and expenses, incurred by any of them as a result of the execution and delivery of this letter agreement or the performance by any Indemnified Party of any of the activities contemplated by this letter agreement, except to the extent, with respect to any Indemnified Party, that any such losses, claims, actions, damages, liabilities or expenses result from such
Indemnified Party's gross negligence or willful misconduct, and except that the
Borrower shall be not responsible for the out-of-pocket expenses, including syndication expenses and travel expenses, or fees and disbursements of counsel to any Indemnified Party, other than JPMorgan Chase and JPMorgan, incurred in the performance of activities conducted pursuant to this letter agreement and the preparation of documentation for the Credit Facility. In the absence of gross negligence on the part of such Indemnified Party, no such Indemnified
Party shall be liable for any damages arising from the use by others of
Information or other materials obtained from the Borrower or from Morgan Stanley
(or from any agent of the Borrower or Morgan Stanley) through electronic, telecommunication or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Credit
Facility.

     The Borrower also agrees to reimburse JPMorgan Chase and JPMorgan for all reasonable out-of-pocket expenses, including syndication expenses and travel expenses, and all reasonable fees and disbursements of counsel to JPMorgan Chase and JPMorgan incurred in the performance of activities conducted pursuant to this letter agreement and the preparation of documentation for the Credit
Facility (subject to the limits stated in the fee letter of even date herewith), regardless of whether the transactions contemplated by this letter agreement are consummated. Upon execution of the definitive documentation of the Credit
Facility by the Borrower, the provisions of such definitive documentation relating to indemnities and reimbursement of expenses will supersede and replace the provisions of this paragraph.

     In the event that the Closing Date does not occur on or before May 18,
2007, then JPMorgan Chase and JPMorgan, and the Borrower shall have the right, but not the obligation, to terminate this letter agreement by written notice to each other party. Subject to the last sentence

of the preceding paragraph, the reimbursement and indemnification provisions set forth herein shall survive any termination hereof.

     JPMorgan Chase may perform certain of the duties or activities described hereunder through any of its affiliates, including, without limitation,
JPMorgan.

     It is understood that the Term Sheet does not contain all matters upon which agreement must be reached in order for the Credit Facility to be established. This letter agreement does not constitute a binding obligation of the Borrower to establish the Credit Facility. A binding commitment of the
Borrower will result only by the execution by such Borrower of the definitive documentation of the Credit Facility contemplated by this letter agreement;
provided, that, the reimbursement and indemnification provisions set forth herein are binding on the Borrower upon its execution hereof (unless superseded upon execution of the definitive documentation of the Credit Facility as described above), regardless of whether such documentation is executed.

     This letter agreement is delivered to you on the understanding that neither this letter agreement, the Term Sheet nor the Fee Letter, nor any of their terms or substance, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, trustees, counsel, agents and advisors who are directly involved in the consideration of this matter, or (b) as may be requested in a judicial or administrative proceeding, or as otherwise required by law or in connection with regulation of the Borrower or Morgan Stanley (in which case you agree to inform us promptly thereof). The Borrower is not prohibited from disclosing the U.S. tax treatment and the U.S. tax structure of the transactions contemplated hereby.

     This letter agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York, without regard to its choice of law rules. This letter agreement should not be construed as an agreement to extend credit.

     This letter supersedes and replaces any previous engagement letter delivered to you by JPMorgan Chase and JPMorgan.

     Please confirm that the foregoing is our mutual understanding by signing and returning to JPMorgan Chase one executed original of this letter agreement by April 18, 2007.

        [Remainder of page intentionally blank; signature pages follow.]

     Each of JPMorgan Chase and JPMorgan is extremely pleased to have the opportunity to develop its relationship with you by acting as sole administrative agent and lead arranger and sole book manager, for, and lender under, the Credit Facility.

                                        Very truly yours,

                                        JPMORGAN CHASE BANK, N.A.

                                        By: /s/ Jeanne O'Connell Horn
                                           -------------------------------------
                                           Name:  Jeanne O'Connell Horn
                                           Title: Vice President

                                        J. P. MORGAN SECURITIES INC.

                                        By: Lisa Kopff
                                           -------------------------------------
                                           Name:  Lisa Kopff
                                           Title: Vice President

Accepted and agreed to by:

Morgan Stanley Emerging Markets Domestic Debt Fund, Inc.

By: /s/ Mary E. Mullin
   ----------------------------------
Name:  Mary E. Mullin
Title: Secretary

Acknowledged and Ratified by:

Morgan Stanley Investment Management Inc.

By: /s/ Arthur Lev
   ----------------------------------
Name:  Arthur Lev
Title: Managing Director